As filed with the Securities and Exchange Commission on September 30, 1998
                                                 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                          WAVETECH INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                      Nevada                             86-0916826
           -------------------------------            ----------------
           (State or other jurisdiction of            (I.R.S. Employer
           incorporation or organization)               I.D. Number)


           5210 East Williams Circle, Suite 200, Tucson, Arizona 85711
                                 (520) 750-9093
           -----------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                                 Gerald I. Quinn
                          Wavetech International, Inc.
                      5210 East Williams Circle, Suite 200
                              Tucson, Arizona 85700
                                 (520-750-9093)
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                The Commission is requested to send copies of all
                               communications to:

                          Christopher D. Johnson, Esq.
                        Squire, Sanders & Dempsey L.L.P.
                             Two Renaissance Square
                       40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004

     Approximate date of commencement of proposed sale to the public: As soon as practicable from time to time after the date of this Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

     If this Form is a post-effective amendment file pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                    Proposed Maximum       Proposed Maximum
  Title of Each Class of         Amount to be          Aggregate              Aggregate          Amount of
Securities to be Registered       Registered        Price Per Unit*        Offering Price*     Registration Fee
- ----------------------------------------------------------------------------------------------------------------
Common Stock                   4,456,921 shares          $0.25              $1,114,230.25          $328.70
================================================================================================================

* Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457 of the Securities Act of 1933, on the basis of the last sale price for shares of Common Stock on September 29, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

PROSPECTUS
                                4,456,921 SHARES

                          WAVETECH INTERNATIONAL, INC.

                                  COMMON STOCK
                                 ---------------

     The securities offered hereby (the "Offered Securities") are 4,456,921 shares of common stock, $.001 par value per share ("Common Stock"), of Wavetech International, Inc., a Nevada corporation ("Wavetech" or the "Company"). The Offered Securities will be offered and sold from time to time by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Offered Securities by the Selling Shareholders, although the Company will receive up to an aggregate of $318,250.00 of gross proceeds upon exercise of outstanding warrants to purchase 265,000 shares of Common Stock, all of which are included in the Offered Securities. The Company intends to use such proceeds, if any, for its general corporate purposes. Substantially all expenses in connection with the registration of the Offered Securities will be borne by the Company, except for any underwriters', brokers' and dealers' commissions and/or discounts. See "Plan of Distribution" and "Selling Shareholders."

     The Common Stock is traded on the Nasdaq SmallCap Market under the Symbol "ITEL". On September 29, 1998, the closing sale price for the Common Stock was $0.25 per share, as reported by The Nasdaq Stock Market, Inc.

     This Prospectus may be used from time to time by the Selling Shareholders to sell the Offered Securities. The offering price of such Common Stock will be determined by the Selling Shareholders and such sales may be made or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

     SEE "RISK FACTORS" AT PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED PRIOR TO MAKING AN INVESTMENT DECISION IN THE SHARES OFFERED HEREBY.

                                ----------------
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
             SECURITIES COMMISSION APPROVED OR DISAPPROVED OF THESE
               SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

              The date of this Prospectus is _______________, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information (including proxy and information statements) filed by the Company with the Commission may be read and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Information on the operation of the Public Reference Room is available to the public by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement including the exhibits thereto, copies of which may be inspected at the Public Reference Room of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of any part thereof may be obtained from the office of the Commission in Washington, D.C. upon the payment of the prescribed fee. The statements contained in this Prospectus and the contents of any contract or other document filed as an exhibit are of necessity brief descriptions thereof, are not necessarily complete and the full text of such statements is qualified in its entirety by reference to such contract or document.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997, as amended; (ii) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1997, as amended, (iii) the Company's Quarterly
Report on Form 10-QSB for the fiscal quarter ended February 28, 1998; as amended, (iv) Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1998; as amended, (v) the Company's Notice of Annual Meeting and Preliminary Proxy Statement for the 1998 Annual Meeting of Stockholders, filed on April 8, 1998, as amended; and, (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act, Commission File No. 000-15482. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Ms. Lydia Montoya, Chief Financial Officer, 5210 East Williams Circle, Suite 200, Tucson, Arizona 85711, telephone number (520) 750-9093.

                               PROSPECTUS SUMMARY


THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                   THE COMPANY

     Wavetech International, Inc. a Nevada corporation (together with its wholly-owned subsidiaries, the "Company" or "Wavetech") is primarily engaged in the development, preparation, marketing and sale of interactive communications systems through the application of "intelligent" call processing technology and proprietary software to reflect or target the needs of an identified audience. These systems are often used as privatized networks for organizations and special purpose groups. Although the Company was organized in 1986, it did not commence its current operations until 1996. During 1994 and 1995, the Company's operations consisted of infrastructure development for its call processing and data management systems. Operations in the United States and Canada commenced on a limited basis in 1996.

     The Company conducts most of its operations through its wholly-owned subsidiary, Interpretel, Inc., an Arizona corporation ("Interpretel").
Interpretel is a facilities based telecommunication company using an advanced computer telephony platform to deliver enhanced calling card services, virtual office and capabilities to offer interactive marketing applications. The Company's products are highly customized and branded for specific distributor applications and feature a single point of access, via any touch-tone telephone, to a suite of information and communication services.

     Sample services currently offered by Interpretel include: world-wide direct calling; instant conference calling; over-the-phone language interpretation supporting over 100 languages; fax-based language translation; news, weather and sports headlines; integrated voice and fax mail; integration with customer call centers; and in Canada, Dun & Bradstreet Express business services, and legal consultations and referrals. All services are billed on a post-pay basis directly to the subscriber, usually via a credit card. Positioned as an added-value service, principal benefits to distributors include: cost-effective information distribution and interactive marketing and promotion capability. The product also becomes a customer retention vehicle and new profit center.

     Since its inception, Interpretel has focused primarily on the development of product specifications, proprietary application software (including call-processing, billing, membership and customer service database software), execution of vendor contracts, development of corporate infrastructure (including customer service, sales and marketing divisions, regional sales staff), design and printing of product and marketing brochures, and strategic planning for international business development. The Company's software packages are tightly integrated into a state-of-the-art communications system creating a platform network that can be duplicated throughout the world as the Company proceeds with its international expansion plans.

     Interpretel has been issued a tariff, bearing F.C.C. Tariff No. 2, filed in compliance with the requirements of the Communications Act of 1934, as amended, with the Federal Communications Commission.

     On March 10, 1995, Interpretel (Canada) Inc. was incorporated under the laws of the Province of Ontario as a wholly-owned subsidiary of Interpretel, Inc. It was formed to secure a long distance reseller's registration and license in that country through the Canadian Radio and Television Commission (CRTC), which is the equivalent of the FCC in Canada. This reseller's license qualifies Interpretel (Canada) Inc. to operate as a reseller of long distance services and secure contracts with Canadian corporations and organizations as a Canadian entity. Interpretel (Canada) Inc. is essentially a sales and customer service operation.

     Interpretel has a staff of four full-time employees. Wavetech has no employees. The Company currently has operations underway in the United States and Canada.

FEATURES AND CAPABILITIES OF THE COMPANY'S INTERACTIVE SYSTEM

     The Company's call-processing architecture is a UNIX-based multi-tasking digital call-processing system integrated with a Tandem database server, which provides the ability to manage a wide range of diverse applications on a single platform. The Company believes that its systems computer telephony integration technology is "leading edge," is highly robust, modularly designed and can support virtually limitless expansion and capacity. The system offers direct T-1/DS-3 connectivity with the public telephone network and is networked remotely for customer service/database management.

     The Company's database management system is currently managed and administered from its corporate offices in Tucson, Arizona, with the call processing platforms located in Lincoln, Nebraska. Plans are currently underway to locate call processing platforms in Toronto to support Canadian operations.

     The Company currently offers the following programs:

          THE INTERPRETEL TRAVELER CARD. Designed for worldwide business and travel use, this application offers voice and fax mail with pager notification; over-the-phone language interpretation; fax-based document translation; 12-way conference calling; news and sports headlines; and access to domestic and international calling card long distance service. Line charges are billed to the subscriber's credit card of choice. The Company is considering distribution of this program through a direct mail initiative or promotional program.

          THE AFFINITY CARD PROGRAM. Building on the Interpretel Card, this program allows a company to brand and fully customize services including integration of Interpretel's communication features with their own services. The Company currently has Affinity Card programs with Diners Club International and Delta Hotels and Resorts, among others. The Affinity Card Program constitutes the cornerstone of the Company's current marketing and sales initiatives.

          THE VIRTUAL OFFICE PROGRAM. Built as a customized "affinity" product and featuring many of the same services as the Interpretel Traveler Card, this product is positioned for the Small Office/Home Office (SOHO) market and uses a private "888" number for access. Unique to this program is a "follow-me"
function which dials and searches multiple phone numbers locating the subscriber. As a new initiative, during fiscal 1999, the Company intends to commence marketing this product to multi- level sales organizations.

          THE INTERACTIVE MARKETING PROGRAM. The Company's advanced call-processing system can be used for non-card based applications, including interactive voice response, fax-backs, surveys/polling and meet-me conferencing systems. The modular call-processing architecture allows easy creation of applications with virtually no limit. As the Company builds its sales and marketing infrastructure, this program will receive greater attention in the future.

STRATEGIES FOR THE FUTURE

     The Company believes its technology is well-positioned to enable significant expansion of its customer base and penetrate new markets. The Company's proprietary interactive call-processing software and related systems are designed to address the needs of the international customer and be easily integrated into foreign telecommunication networks. The Company intends to seek out and develop licensing agreements with international providers as they become available. Although the Company has signed major distributor agreements over the last three years, results are not expected to be commercially realized until at least early 1999.

     As companies are shifting from mass-marketing initiatives to "one-on-one interactive" marketing, the Company believes it is uniquely and strategically positioned for growth by enabling businesses to customize and personalize their marketing initiatives using the Company's interactive telecommunications systems. The Company intends to aggressively pursue the following growth strategies:

          SEEK OUT ATTRACTIVE ACQUISITION, MERGER AND JOINT VENTURE OPPORTUNITIES. The Company believes there exist several unaffiliated third parties whose operations or assets would complement the Company's products and services. The Company intends to seek out potential acquisitions, mergers, joint ventures or other partnerships as they arise. However, to date, the Company has no binding agreements for any such opportunities. See "Risk Factors - Uncertainty of Strategic Relations," "-- Potential Acquisitions" and "--Need for Additional Financing."

          FOCUS ON EXPANSION INTO INTERNATIONAL MARKETS. The Company intends to aggressively seek expansion into international markets. From 1996 until 1998, the Company had a licensing agreement with Switch Telecommunications Pty Ltd. for use of the Company's platforms in Southeast Asia. The Company believes that its technology can be readily adaptable to a variety of foreign communications networks and that significant demand exists in international markets for the Company's services. See " Risk Factors - Risks Associated with International Expansion."

          EXPAND SALES AND MARKETING EFFORTS. The Company's operations to date have consisted principally of developing its technology and product offerings. The Company intends to increase revenues by expanding its base of users through direct sales and marketing efforts, as well as through affiliations with other third parties. See "Risk Factors - Intense Competition."

     Wavetech was incorporated in the State of New Jersey on July 10, 1986 under the name "Wavetech, Inc.", and in February 1998 changed its state of incorporation to the State of Nevada. Its corporate headquarters are located at 5210 East Williams Circle, Suite 200, Tucson, Arizona 85711, and its telephone number is (520) 750-9093.

                             -----------------------

     THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS", INCLUDING STATEMENTS REGARDING, AMONG OTHER ITEMS, THE COMPANY'S GROWTH STRATEGY, FUTURE PRODUCTS AND SERVICES AND ANTICIPATED TRENDS IN THE COMPANY'S BUSINESS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S EARLY STAGE OF DEVELOPMENT, THE NEED FOR ADDITIONAL FINANCING, INTENSE COMPETITION IN VARIOUS ASPECTS OF ITS BUSINESS, THE SEASONAL NATURE OF ITS BUSINESS, ITS DEPENDENCE ON KEY PERSONNEL, AND OTHER FACTORS DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE HEREIN OR INCORPORATED HEREIN BY REFERENCE.

                                  THE OFFERING


Securities Offered Hereby..........    4,456,921 shares of Common Stock

Common Stock Outstanding as
of August 31, 1998.................    16,994,887 shares (1)

Use of Proceeds....................    The Selling Shareholders will receive all
                                       of  the  proceeds  from  the  sale of the
                                       Offered Securities.  None of the proceeds
                                       of this Offering will be  received by the
                                       Company,   although   the   Company  will
                                       receive up to an aggregate of $318,250.00
                                       of   gross  proceeds  upon   exercise  of
                                       outstanding warrants to purchase  265,000
                                       shares of Common Stock, all of which are included in the Offered Securities. The
                                       Company intends to use such proceeds, if any, for its general corporate purposes.

Risk Factors.......................    The securities offered  hereby  involve a
                                       high degree of risk.  See "Risk Factors."

Nasdaq SmallCap Market Symbol......    "ITEL"

- -----------------

(1) Excludes 2,320,000 shares issuable pursuant to outstanding options, 1,380,000 shares reserved for issuance pursuant to future grants under the Company's 1997 Stock Incentive Plan, and 2,295,000 shares issuable pursuant to unexercised warrants (including 265,000 shares offered pursuant to the Registration Statement of which this Prospectus forms a part).

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT
DECISION, SHOULD GIVE CAREFUL CONSIDERATION, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, TO THE FOLLOWING RISK FACTORS.

     THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS," INCLUDING STATEMENTS REGARDING, AMONG OTHER ITEMS, THE COMPANY'S GROWTH STRATEGY, FUTURE PRODUCTS, SALES, ABILITY TO LICENSE FUTURE PRODUCTS AND MARKET PRODUCTS AND ANTICIPATED TRENDS IN THE COMPANY'S BUSINESS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S EARLY STAGE OF DEVELOPMENT, THE NEED FOR ADDITIONAL FINANCING, INTENSE COMPETITION IN VARIOUS ASPECTS OF ITS BUSINESS, ITS DEPENDENCE ON THIRD PARTY CONSULTANTS AND KEY PERSONNEL, AND OTHER FACTORS DESCRIBED IN THE RISK FACTORS SECTIONS SET FORTH BELOW AND ELSEWHERE HEREIN. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

     PREVIOUS LOSSES. The Company has incurred net losses of approximately $(1,629,285), $(1,860,204) and $(1,055,099) during each of the fiscal years ended August 31, 1997, 1996 and 1995, respectively. Although the Company recorded revenues for the quarter ended February 28, 1997, it has incurred losses since then and there can be no assurance that the Company will record a profit in any future periods. If the Company is unable to operate at a profit, its financial position and results of operations, as well as the price at which its Common Stock trades, may be materially adversely affected.

     POTENTIAL INABILITY TO CONTINUE AS GOING CONCERN. The Company's auditors have issued a report which states that, in their opinion, there exists substantial uncertainty as to the Company's ability to continue as a "going concern," as a result of its lack of sufficient capital resources. Since the date of such report, the Company issued shares of its Series A Preferred Stock in April 1998 in consideration of gross proceeds of $600,000. In addition, in May 1998 certain warrant holders of the Company exercised outstanding warrants, resulting in additional proceeds to the Company of approximately $222,500. In August 1998, the Company received gross proceeds of $2.1 million upon exercise of a put option to sell certain shares of Switch Holdings Pty which it owned. The Company believes that its current capital resources are adequate to sustain its current limited operations for at least one year following the date of this Prospectus. However, the Company may be unable to generate sufficient revenues or otherwise obtain adequate capital resources in the future, it may be unable to continue its business operations as currently planned, or at all. See "-- Need for Additional Financing".

     LIMITED OPERATING HISTORY. Interpretel, Inc., the Company's principal operating subsidiary, was incorporated in 1995; however, it did not have any significant business operations until 1997. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operations. Such risks include, but are not limited to, the possibility that the Company may be unable to develop products and services which are responsive to consumer demands, unable to achieve sales of such products and services sufficient to enable the Company to become profitable, and unable to develop the operational infrastructure necessary to support its intended operations. To the extent the Company is unable in the future to adequately address these and other risks and uncertainties associated with its early stage of operations, its business, financial condition and results of operations may be materially adversely affected.

     RISK OF DELISTING. The Company has been notified by Nasdaq that it is currently not in compliance with the $1.00 minimum bid price requirement. The Company has requested a hearing to appeal Nasdaq's decision to delist its Common Stock for failure to meet this requirement. However, an unfavorable outcome of such hearing or the failure to satisfy one or more of the other maintenance requirements of Nasdaq could result in the Company's securities being delisted from Nasdaq, with the result that the Company's securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price, the loss of news coverage about the Company and difficulty in obtaining future financing. See "-- Nasdaq Listing and Maintenance Requirements."

     FACTORS AFFECTING OPERATING RESULTS. The Company's operating results have varied significantly from period to period in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include the unique nature of strategic relationships into which the Company may enter in the future, changes in operating expenses resulting from such strategic relationships and other factors, the continued acceptance of the Company's licensing program, the financial performance of the Company's licenses, the timing of new services and announcements, market acceptance of new and enhanced versions of the Company's existing services, potential acquisitions, changes in legislation and regulation that may affect the competitive environment for the Company's communications services and general economic and seasonal factors, among others. In the future, revenues from the Company's strategic relationships may become an increasingly significant portion of the Company's total revenues. Due to the unique nature of each strategic relationship, these relationships may change the Company's mix of expenses relative to revenues.

     POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. Quarterly revenues are difficult to forecast because the market for the Company's information and telecommunications services is rapidly evolving. The Company's expense levels are based, in part, on its expectations as to future revenues. If actual revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, among others, it is likely that in some of the Company's future fiscal quarters, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock will likely be adversely affected.

     INTENSE COMPETITION. The information and telecommunications services industries are intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. For example, the Company's worldwide long distance services and features, such as conference calling, compete with services provided by companies such as AT&T, MCI and Sprint Communications ("Sprint"), as well as smaller interexchange long distance providers. The Company's voice mail services compete with voice mail services provided by certain regional Bell operating companies ("RBOCs") as well as by independent voice mail vendors such as Octel Communications Corporation, among others. Many of the Company's planned future products and services are likely to compete with products and services offered by the Company's existing competitors, as well as additional companies with which the Company does not presently compete. There can be no assurance that the Company will be able to successfully compete with such entities. Such current or future competition could materially adversely affect the Company's business, operating results and financial condition.

     In addition, the Telecommunications Act of 1996 allows local exchange carriers ("LECs"), including the RBOCs to provide inter-LATA long distance telephone service, which will likely significantly increase competition for long distance services. The new legislation also grants the Federal Communications Commission ("FCC") the authority to deregulate other aspects of the telecommunications industry. Such deregulation may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, operating results and financial position. See "-- Potential Adverse Effects of Regulation."

     Telecommunications companies often compete for consumers based on price with major long distance carriers conducting extensive advertising campaigns to capture market share. Many of the Company's competitors are able to realize a profit while offering low rates to individual consumers because they are able to attract a greater number of total customers than the Company. As a result, the Company may be required to reduce the prices at which it offers services in order to make its services attractive to customers. However, if the Company is unable to generate sufficient revenues to offset its expenses, it will be unable to become profitable. A decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other LECs into the long distance market, could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the Company's technology. The Company does not have the contractual right to prevent its subscribers from changing to a competitor's network, and the Company's subscribers may generally terminate their services with the Company at will. If the Company is unable to compete with emerging technologies or services, it may lose customers and, as a result, its business and operating results may be materially adversely affected.

     The personal telecommunications products industry is intensely competitive and subject to rapid change. The Company believes that the principal competitive factors affecting the markets for its products include customer service, content, quality, price, marketing, distribution, uninterrupted service and proprietary technology. In addition, consumer demand for particular telecommunications products may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict the Company's future success in producing personal telecommunications products for the retail market.

     RAPID TECHNOLOGICAL CHANGE. The information and telecommunications services markets in which the Company competes are characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Company's future success will depend in significant part on its ability to anticipate industry standards, apply advances in technologies, enhance its current services, enhance its software and call processing platform and achieve market acceptance of products and services based on evolving or new technology. The Company intends to develop and introduce new products and services, and enhancements to existing products and services, which will complement the services currently offered or planned by the Company. However, rapid changes in technology and product obsolescence require the Company to develop or acquire new products and to enhance its existing products on a timely basis. There is no assurance that the Company will be able to predict such changes or have the resources required or otherwise be able to respond to market or technological changes in order to compete successfully in the future.

     DEPENDENCE ON NEW SERVICES. The Company's operating and growth strategies are largely dependent upon its ability to develop new services in a timely and effective manner. Development and implementation of such services is expected to require the Company to upgrade its existing systems, acquire new technological and other resources and develop additional strategic relationships. There can be no assurances that the Company will be able to meet these needs. The Company intends to upgrade its call processing network during early fiscal 1999.

     Network   development  will  include  the  deployment  of  call  processing platforms in Canada, as well as expansion of call processing to other international locations. The Company is currently in negotiation with an international telecommunications company to form a strategic partnership for utilization of switches and network access in over 60 countries. Currently, there is no binding agreement with respect to such relationship and there can be no assurance that such relationship will be consummated. This relationship, if consummated, will require additional software development as well as the installation of additional call processing platforms. There can be no assurance when, if ever, such relationship will generate revenues for the Company.

     The Company's future planned products include new products based on its custom post-pay calling card program, including a "virtual office" service. Implementation of this service does not require any hardware purchases or installation of additional phone lines; however, the Company's management will be required to devote its energy and resources to the development, implementation and marketing of this and other future planned products. There can be no assurance that such product will ultimately generate revenues sufficient to offset the costs associated with the development and marketing of any future planned product or service. There can be no assurance that the Company will be successful in developing and marketing service enhancements or new services in response to technological changes, evolving industry standards or customer demands and preferences. The Company may experience difficulties that could delay or prevent the successful development, introduction and marketing of its services. Additionally, to the extent the Company is able to develop new services, if at all, there can be no assurances that such services or any enhancements thereto, will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, the inability of the Company to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on the Company's business, operating results and financial condition.

     UNCERTAINTY OF STRATEGIC RELATIONSHIPS. A principal element of the Company's growth strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. The Company has entered into or initiated strategic relationships with several companies, including DonTon Travel, Inc. and Pacific Image, Inc. These relationships were formed recently, and have not produced significant revenues to date. There can be no assurances as to when, if ever, any of such relationships will generate revenues or net profits for the Company. The Company is unable to predict their success or failure due to limited operating experience with these strategic partners. The Company believes that its strategic partner relationships may be an effective and efficient means of marketing its products and services. Consequently, the Company's future success is largely dependent upon the ultimate success of these relationships and on the ability of these strategic partners to effectively market the Company's services. Failure of one or more of the Company's strategic partners to successfully develop and sustain a market for the Company's services, or the termination of one or more of the Company's relationships with a strategic partner, could have a material adverse effect on the Company's overall performance due to the possibility of more costly direct marketing expenditures by the Company and other factors.

     Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners view their relationships with the Company as significant for their own businesses or that they will not reduce or even eliminate their commitment to the Company in the future. The Company's arrangements with its strategic partners do not establish minimum performance requirements for the Company's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. The ability of the Company's strategic partners to incorporate the Company's services into successful commercial ventures will require the Company, among other things, to continue to successfully enhance its existing services and develop new services. The Company's inability to meet the requirements of its strategic partners or to comply with the terms of its strategic partner arrangements  could  result in its  strategic  partners  failing  to market  the
Company's services, seeking alternative providers of communication and information services or canceling their contracts with the Company, any of which could have a material adverse impact on the Company.

     DEPENDENCE ON LICENSING RELATIONSHIPS. To date, the Company has licensed its services to one company, Switch Telecommunications, Pty Ltd. ("Switch"), located in Australia. The Switch licensing arrangement was terminated in July, 1998 and the Company received $150,000.00 from Switch as consideration for terminating the licensing agreement. The Company currently has no other licenses with other entities. The Company intends to seek additional licensing arrangements. However, the majority of companies that have historically outsourced communications card services to the Company have been small or medium-sized telecommunications companies that may be unable to withstand the intense competition and rapid change currently experienced in the telecommunications industry. The inability of the Company to attract larger or more license transactions, the failure of one or more of the Company's licensees to develop and sustain a market for the Company's services, or termination of one or more of the Company's licensing relationships, could have a material adverse effect on the Company's business, operating results and financial condition.

     ABILITY TO MANAGE GROWTH. In order to maintain its viability, the Company will need to experience substantial growth in 1999 and thereafter as it begins to operate its call processing networks. This growth, if any, can be expected to place significant demands on all aspects of the Company's business, including its administrative, technical and financial personnel and systems. In addition, expansion by the Company may strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing resources will be adequate to support expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, then the quality in the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected. At certain stages of growth in network usage, the Company is required to add capacity to the call processing platform, thus requiring the Company to continually predict growth in its network usage and add capacity to its system accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in network usage, could have a material adverse effect on the Company, its business and results of operations.

     DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL. The Company's survival has historically been largely dependent upon its executive officers, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its ability to become successful in the future will depend to a significant extent upon the efforts and abilities of its executive officers and other key personnel. The loss of services of any of these individuals could have a material adverse effect upon the Company. The Company does not currently maintain key person life insurance on the lives of any of these persons.

     The Company also believes that its success depends upon its ability to hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of qualified personnel in the information and telecommunications services industry is highly intense. The inability of the Company to identify, attract and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

     The Company, in an effort to dramatically reduce its overhead, drastically reduced its numbers of key management, technical and operations employees in 1997. The positions that the Company eliminated are not crucial to the Company's future success, but the Company will need to hire additional personnel in order to carry out its current business plan. Competition for persons with the skills and experience which the Company seeks is intensely competitive, and there are no assurances that the Company can either attract or retain the qualified personnel required to create and manage growth, nor can it assure that it will generate revenues sufficient to offset the costs of attracting and retaining such personnel.

     DEPENDENCE ON CALL PROCESSING PLATFORM, DAMAGE, FAILURE AND DOWNTIME. Delivery of the Company's services is dependent upon the uninterrupted service of its call processing platform and other systems. The Company currently maintains a single UNIX-based multi-tasking call-processing system integrated with a Tandem database server located in Lincoln, Nebraska. See "-- Dependence Upon Telecommunications Providers, Specifically MCI and Interact, Inc." below. The Company has taken certain precautions to protect its systems from events that could interrupt delivery of the Company's services including, damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. These precautions include physical security systems, an uninterruptible power supply and an on-site power generator designed to be sufficient to continue operation of the Company's network in the event of a power outage. The Company's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of the Company's network, or the Lincoln facility as a whole, thereby resulting in an outage of the Company's services. Such an outage could have a material adverse effect on the Company.

     While the Company has not experienced any downtime of its network due to natural disasters or similar events, on occasion the Company has experienced downtime due to various technical failures. When such failures have occurred, the Company has worked to remedy the failure as soon as possible. The Company believes that these technical failures have been infrequent and have not resulted in any material downtime of the call processing platform since the Company's inception. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $25,000 per occurrence, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance would continue to be available at reasonable prices, that such insurance would cover all such losses or that such insurance would be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

     LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. The Company relies primarily on a combination of copyright and trade secret laws and contractual confidentiality provisions to protect its proprietary rights. These laws and contractual provisions provide only limited protection of the Company's proprietary rights. The Company has no patents or patent applications pending and has no registered trademarks or copyrights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's software or services or to obtain and use information that the Company regards as proprietary. Although the Company is not aware of any current or previous infringement upon its proprietary rights, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. An inability of the Company to adequately protect its proprietary technology or other assets could have a material adverse effect on its business and results of operations.

     RISKS OF INFRINGEMENT BY THE COMPANY. To date, no actions have been filed against the Company with respect to either alleged patent or trademark infringement claims. However, no assurance can be given that actions or claims alleging trademark, patent or copyright infringement will not be brought against the Company with respect to current or future products or services, or that, if such actions are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved services, require the Company to enter into royalty or licensing agreements or cause the Company to discontinue use of the challenged tradename, service mark or technology at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, any of which results could have a material adverse effect on the Company.

     DEPENDENCE UPON SOFTWARE. The software developed and utilized by the Company in providing its services may contain undetected errors. Although the Company engages in extensive testing of its software prior to introducing the software onto its network, there can be no assurance that errors will not be found in software after commencement of use of such software. Any such error may result in partial or total failure of the Company's network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of subscribers to use the Company's network or the cancellation by subscribers of their service with the Company, any of which could have a material adverse effect on the Company.

     DEPENDENCE UPON TELECOMMUNICATIONS PROVIDERS, SPECIFICALLY MCI AND INTERACT, INC. The Company does not own a transmission network and, accordingly, depends on MCI for transmission of its subscribers' long distance calls. For the year ended August 31, 1998, MCI was responsible for carrying traffic representing virtually all of the minutes of long distance transmissions billed to the Company. Further, the Company is dependent upon LECs for call origination and termination. If there is an outage affecting the Company's terminating carriers, the Company's call processing platform may not complete a call. The Company has not experienced significant losses in the past because of interruptions of service at terminating carriers, but no assurance can be made in this regard with respect to the future integrity of such carriers. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunications services on favorable terms from a long distance carrier and the cooperation of both interexchange and LECs in originating and terminating service for its subscribers in a timely and effective manner. A partial or total failure of the Company's ability to receive or terminate calls would result in a loss of revenues by the Company and could lead to a loss of subscribers, either of which could have a material adverse effect on the Company.

     The Company obtains virtually all of its long distance telecommunications services pursuant to supply agreements with Interact, Inc. of Lincoln, Nebraska, and, to a lesser extent, with MCI. No assurance can be given that the Company will be able to obtain long distance services in the future at favorable prices or at all, and the unavailability of long distance services to the Company, or a material increase in the price at which the Company is able to obtain long distance service, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is not currently a party to a long distance telecommunications services agreement that requires the Company to purchase a minimum amount of service each month. However, the Company may in the future determine that it is desirable to enter into agreements containing minimum purchase requirements. No assurance can be given that demand for services in the areas covered by the Company's transmission suppliers will exceed any minimum purchase requirement in the future. To the extent the Company is unable to generate revenues sufficient to offset minimum purchase requirements or other expenses, its financial condition would be materially adversely affected.

     POTENTIAL ADVERSE EFFECTS OF REGULATION. Various regulatory factors may have an impact on the Company's ability to compete and on its financial performance. The Company is subject to regulation by the FCC and by various state public service and public utility commissions. Federal and state regulations and regulatory trends have had, and may have in the future, both positive and negative effects on the Company and on the information and telecommunications service industries as a whole. FCC policy currently requires interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires LECs to provide all interexchange carriers with equal access to the origination and termination of calls. If either or both of these requirements were removed, the Company's access to these services could be severely limited or available only on commercially unfavorable terms, resulting in a material adverse impact to its business and results of operations. These carriers may experience disruptions in service due to factors outside the Company's control, which may cause the Company to lose the ability to complete its subscribers' long distance calls.

     The Company believes it has made all required filings with the FCC necessary to allow the Company to provide interstate and international long distance service. In order to provide intrastate long distance service, the Company is required to obtain certification to provide telecommunications services from the public service or public utility commissions of each state, or to register or be found exempt from registration by such commissions. The Company has not yet made any filings or taken any actions to become certified or tariffed to provide intrastate card services to customers throughout the United States. To date, the Company has not been denied any licenses or tariffs.

     On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996 which will allow LECs, including the RBOCs, to provide inter-LATA long distance telephone service and which also grants the FCC authority to deregulate other aspects of the telecommunications industry. To date, such deregulation has resulted in significant amounts of industry litigation, uncertainty and confusion. Such legislation may result in increased competition for the Company from others, including RBOCs, and increased transmission costs in the future. See "-- Competition" above. In conducting various aspects of its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and is also subject to the electronic funds transfer regulations embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve"). Given the expansion of the electronic commerce market, the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, such laws, rules and regulations could directly regulate the Company's business and industry and could have a material adverse effect on the Company's business, operating results and financial condition.

     RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. A key component of the Company's strategy is its planned expansion into international markets. The Company intends to establish call processing platforms in Canada in 1999 and potentially other countries thereafter. If international revenues are not adjusted to offset the expense of establishing and maintaining these international operations, the Company's business, operating results or financial condition could be materially adversely affected. To date, the Company has only limited experience in marketing and distributing its services internationally. There can be no assurance that the Company will be able to successfully establish the proposed international call processing platforms, or to market, sell and deliver its services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reduction in business activity during the summer months in certain parts of the world and potentially adverse tax consequences, any of which could have a material adverse effect on the performance of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition.

     RISK OF LOSS FROM RETURNED TRANSACTIONS, FRAUD, BAD DEBT, THEFT OF SERVICES. The Company utilizes Intrust Bank, N.A. financial payment clearance systems for electronic fund transfers and ICVerify software for electronic credit card settlement. In its use of these established payment clearance systems, the Company generally bears the same credit risks normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use disputes, theft or fraud. From time to time, persons may be able to gain unauthorized access to the Company's network and obtain services without rendering payment to the Company by unlawfully utilizing the access numbers and personal identification numbers ("PINs") of authorized users. Although to date the Company has not experienced material losses due to such unauthorized use of access numbers and PINs, no assurance can be given that future losses due to unauthorized use will not be material. The Company currently seeks to manage these risks through its internal controls and proprietary billing system. The Company's call processing platform prohibits a single access number and PIN from establishing multiple simultaneous connections to the network system, and the Company establishes preset spending limits for each subscriber. The Company also maintains a reserve for such risks. Past experience in estimating and establishing reserves and the Company's historical losses are not necessarily accurate indications of the Company's future losses or the adequacy of the reserves established by the Company in the future. Although the Company believes that its risk management practices and bad debt reserves are adequate, there can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services which could have a material adverse effect on the Company's business, operating results and financial condition. Recently, a significant customer of the Company has become seriously in arrears in its payment for international long distance services. The Company is currently pursuing the recovery of the monies owed; however, there can be no assurances that the Company will be successful nor that this will be the only customer that defaults on monies owed to the Company.

     POTENTIAL ACQUISITIONS. The Company may in the future pursue acquisitions of complementary services, products, technologies or businesses. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of software development costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including those related to the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, the entry into markets in which the Company has little or no direct prior experience and the potential loss of key employees of the acquired company. The Company currently has no binding agreements or understandings with regard to any potential acquisitions

     NEED FOR ADDITIONAL FINANCING. The Company has significant cash requirements in connection with its business. To date, the Company has been unable to generate sufficient revenues to recover its costs. See "--Limited Operating History" and "--Previous Losses" above. In addition to its working capital requirements, the Company must fund the production and marketing of its products prior to the time the products are made available for sale and generate revenues. The Company's potential receipt of revenues from product sales are subject to substantial contingencies, and there can be no assurances concerning the timing and amount of future revenues from product sales. Additionally, the Company may not receive payment from its customers until a period after products are sold to end-users. The Company does not currently have any commitments to provide financing and there can be no assurance that it will be able to obtain such financing on favorable terms when needed.

     The Company may be required to seek additional financing in the event of delays, cost overruns or unanticipated expenses associated with a company in an early stage of development, or in the event the Company does not realize anticipated revenues. In addition, the Company may require additional financing in the future to further expand its product offerings or to make strategic acquisitions. There can be no assurance that such additional financing will be available, or that, if available, such financing will be obtainable on terms favorable to the Company or its Stockholders. The Company currently has no commitment for any such financing and in the event such necessary financing is not obtained, the Company's operations will be materially adversely affected and the Company will have to cease or substantially reduce operations. Any additional equity financings may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants, including limiting the Company's ability to incur additional debt.

     The Company has received a "going concern" notice from its independent auditors questioning the Company's ability to maintain its solvency without a dramatic change in its current fiscal outlook, such as a substantial cash infusion, the recording of profits or a merger with a more financially stable organization, which may be required in order to ensure the Company's survival. There can be no assurance that the Company will be successful in improving its financial condition, and to the extent it is unsuccessful it may become insolvent, forcing it to suspend or even cease its operations. See "--Potential Inability to Continue as a Going Concern" above.

     NASDAQ LISTING AND MAINTENANCE REQUIREMENTS. The Company's Common Stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq"). Under the rules for continued inclusion in the Nasdaq system, the Company is required to maintain at least $2,000,000 in net tangible assets or $35,000,000 in market capitalization, two market-makers, a public float of at least 500,000 shares and a minimum bid price of $1.00 per share, as well as satisfy certain corporate governance criteria. The Company's failure to meet one or more of the financial or corporate governance criteria to which it is subject could result in its Common Stock being delisted from Nasdaq. Upon notice of a deficiency in one or more of the Nasdaq listing and maintenance requirements, the Company would be given a period of between 10 to 90 days (depending upon the criteria) to comply with the maintenance standards. See " -- Risk of Delisting" above.

     RISK OF LOW-PRICED STOCK. If the Company's securities were delisted from Nasdaq (See "--Risk of Delisting" above), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of the Company's stockholders to make resales of the Common Stock.

     PENNY STOCK REGULATIONS. The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest.

     If the Company's securities were subject to the existing or proposed rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.


                                 USE OF PROCEEDS

     The net proceeds from the sale of the Offered Securities will be received directly by the Selling Shareholders. No proceeds will be received by the Company from the sale of the Offered Securities, although the Company will receive up to an aggregate of $318,250.00 of gross proceeds upon exercise of outstanding warrants to purchase 265,000 shares of Common Stock, all of which are included in the Offered Securities. The Company intends to use such proceeds, if any, for its general corporate purposes.


                         DETERMINATION OF OFFERING PRICE

     This Prospectus may be used from time to time by the Selling Shareholders to sell the Offered Securities. The offering price of such Common Stock will be determined by the Selling Shareholders and such sales may be made or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

                              SELLING SHAREHOLDERS

     The following table provides certain information with respect to the Common Stock beneficially owned by each Selling Shareholder as of August 31, 1998. Except as set forth below, none of such Selling Shareholders has had a material relationship with the Company other than as a result of ownership of the securities of the Company. The Offered Securities may be offered from time to time by the Selling Shareholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. Because
(i) the Selling Shareholders may offer all or some of the Offered Securities held by them pursuant to offerings contemplated by this Prospectus, (ii) the Offered Securities are not necessarily being underwritten on a firm commitment basis and (iii) the Selling Shareholders may purchase additional shares of Common Stock or Common Stock equivalents from time to time, the Company cannot accurately estimate the amount of shares of Common Stock to be held by the Selling Shareholders after completion of the offerings contemplated by this Prospectus. The following table assumes that each Selling Shareholder will sell all Offered Securities, which may not be the case.


                [THE REST OF THIS PAGE LEFT BLANK INTENTIONALLY]

                                          Shares Beneficially Owned                       Shares Beneficially Owned
                                            Prior to the Offering         Number of          After the Offering
                                          -------------------------         Shares        -------------------------
                                                        Percent of         Offered                      Percent of
                                                       Total Shares       ---------                    Total Shares
Name                                         Number    Outstanding                          Number     Outstanding
- ----                                         ------    ------------                         ------     ------------
Pro Futures Special Equities Fund,
  L.P. ................................   2,750,000(1)     13.9%         2,750,000(1)            0           0%
Berkshire International ...............     150,000(2)        *            150,000(2)            0           0%
Mike Abraham ..........................      31,329           *             31,329               0           0%
John J. and Diane Banks ...............      10,000           *             10,000               0           0%
Diane Banks ...........................       7,832           *              7,832               0           0%
William Dale ..........................     148,812           *            148,812               0           0%
Mildred Geiss .........................      62,657           *             62,657               0           0%
Michael Jay Green .....................       7,832           *              7,832               0           0%
David Spring ..........................       7,832           *              7,832               0           0%
Morgan E. North .......................      78,322           *             78,322               0           0%
Paul E. Ruecker .......................      10,000           *             10,000               0           0%
Herman O. Haenert .....................      15,664           *             15,664               0           0%
Gerald Quinn ..........................   1,337,230(3)      7.5%           333,593       1,003,637(3)      5.6%
Robert Caylor .........................     175,714(4)      1%             175,714(4)            0           0%
Frances and Barbara Prevedello ........     309,238(5)      1.8%           309,238(5)            0           0%
Maureen Pocock ........................     215,667(6)      1.3%           215,667(6)            0           0%
Andrew Pocock .........................      92,429(7)        *             92,429(7)            0           0%
CTC,Inc ...............................      30,000(8)        *             30,000(8)            0           0%
Vikram Grover .........................      20,000(9)        *             20,000(9)            0           0%
                                          ---------                      ---------
     Total                                4,456,921                      4,456,921

- -----------------

*    Less than 1%
(1) Represents aggregate number of common shares reserved for issuance to the Selling Shareholder upon exercise of convertible preferred shares. Actual number of common shares to be offered by the Selling Shareholder upon conversion will be determined in accordance with the Certificate of Designation.
(2) All of these shares are issuable to the Selling Shareholder upon exercise of outstanding Warrants, at a price of $1.75 per share.
(3)  Includes 800,000 shares issuable upon exercise of outstanding options.
(4) Includes 25,000 shares issuable to the Selling Shareholder upon exercise of outstanding Warrants, at a price of $0.44 per share.
(5) Includes 20,000 shares issuable to the Selling Shareholder upon exercise of outstanding Warrants, at a price of $0.46 per share.
(6) Includes 14,000 shares issuable to the Selling Shareholder upon exercise of outstanding Warrants, at a price of $0.46 per share.
(7) Includes 6,000 shares issuable to the Selling Shareholder upon exercise of outstanding Warrants, at a price of $0.46 per share.
(8) Includes 30,000 shares issuable to the Selling Shareholder upon exercise of outstanding Warrants, at a price of $0.625 per share.
(9) Includes 20,000 shares issuable to the Selling Shareholder upon exercise of outstanding Warrants, at a price of $0.38 per share.

                              PLAN OF DISTRIBUTION

     The Offered Securities may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, in negotiated transactions, a combination of such methods of sale, or otherwise. The Offered Securities may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     In connection with distributions of the Offered Securities or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Offered Securities in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Offered Securities short and redeliver the Offered Securities to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Offered Securities, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Shareholders may also loan or pledge Offered Securities to a broker-dealer and the broker-dealer may sell the Offered Securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged Offered Securities pursuant to this Prospectus.

     Selling Shareholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase securities as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or a combination of such methods of sale. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Under the applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Shareholders' Warrants may not simultaneously engage in market-making activities with respect to any securities of the Company for a period of up to five business days prior to the commencement of such distribution. In addition, each Selling Shareholders desiring to sell Warrants will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Shareholders.

     The Selling Shareholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     All costs, expenses and fees in connection with the registration of the shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Offered Securities will be borne by the Selling Shareholders.

     INDEMNIFICATION AND LIMITATION OF LIABILITY. The Company and the Selling Shareholders have agreed to indemnify each other, and certain additional persons including broker-dealers or agents, against certain liabilities in connection with the offering of the Offered Securities, including liabilities arising under the Securities Act. Additionally, the Company has adopted provisions in its Articles of Incorporation and Bylaws that eliminate, to the fullest extent available under Nevada law, the personal liability of its officers and directors to the Company or its stockholders, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                     EXPERTS

     The financial statements of the Company as of August 31, 1997, and for each of the years in the three-year period ended August 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of Addison, Roberts & Ludwig, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

======================================    ======================================

NO PERSON HAS BEEN  AUTHORIZED TO GIVE
ANY   INFORMATION  OR  TO   MAKE   ANY
REPRESENTATIONS   OTHER   THAN   THOSE
CONTAINED  IN THIS  PROSPECTUS  OR ANY
RELATED PROSPECTUS  SUPPLEMENT AND, IF
GIVEN  OR MADE,  SUCH  INFORMATION  OR
REPRESENTATIONS  MUST  NOT  BE  RELIED
UPON  AS   HAVING   BEEN   AUTHORIZED.
NEITHER  THIS   PROSPECTUS   NOR   ANY
PROSPECTUS  SUPPLEMENT CONSTITUTES  AN
OFFER TO SELL  OR THE  SOLICITATION OF
AN OFFER  TO BUY  ANY SECURITIES OTHER          WAVETECH INTERNATIONAL, INC.
THAN THE  SECURITIES DESCRIBED IN THIS
PROSPECTUS   AND  RELATED   PROSPECTUS
SUPPLEMENT OR  AN OFFER TO SELL OR THE
SOLICITATION OF AN  OFFER TO  BUY SUCH
SECURITIES  IN   ANY  CIRCUMSTANCES IN
WHICH  SUCH  OFFER  OR SOLICITATION IS
UNLAWFUL.  NEITHER  THE   DELIVERY  OF
THIS   PROSPECTUS   OR   ANY   RELATED
PROSPECTUS  SUPPLEMENT  NOR  ANY  SALE
MADE   HEREUNDER   SHALL,   UNDER  ANY
CIRCUMSTANCES,  CREATE ANY IMPLICATION
THAT THERE HAS  BEEN NO  CHANGE IN THE
AFFAIRS OF  THE COMPANY SINCE THE DATE
HEREOF   OR   THAT   THE   INFORMATION
CONTAINED HEREIN OR THEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO ITS DATE.

        ---------------------                   ---------------------------

                                                         PROSPECTUS

                                                ---------------------------
          TABLE OF CONTENTS

                                  Page

Available Information.............   2
Incorporation of Certain
  Documents by Reference..........   3                4,456,921 Shares
Prospectus Summary................   4                of Common Stock
Risk Factors......................   9
Use of Proceeds...................  22
Determination of Offering Price...  22
Selling Shareholders..............  23
Plan of Distribution..............  25
Experts...........................  26
Legal Matters.....................  26
Material Changes .................  26

======================================    ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

     SEC registration fee........................................$   328.70
     Legal fees and disbursements................................$ 2,500.00
     Accounting fees and disbursements...........................$ 2,500.00
     Blue Sky fees and expenses..................................$     0.00
     Transfer Agent Fees.........................................$   250.00
     Miscellaneous...............................................$   422.30
                                                                 ----------
          Total..................................................$ 6,000.00


     The foregoing expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XV of the Company's Bylaws, provides as follows: The corporation shall indemnify each of its directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Except as provided herein below, any such indemnification shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made: (a) by the Board of Directors by a majority vote of a quorum of directors who were or are not parties to such action, suit or proceeding, or (b) by the shareholders.

     Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action or proceeding, if authorized by the Board of Directors and upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company.

     To the extent that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees ) actually and reasonably incurred by him in connection therewith, without any further determination that he has met the applicable standard of conduct set forth above.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

     Number   Description                                     Method of Filing
     ------   -----------                                     ----------------

     5        Opinion of Squire, Sanders & Dempsey L.L.P.     *
     23       Consent of Addison, Roberts & Ludwig, P.C.      *
     24       Power of Attorney                               See Signature Page

- -----------------

*  Filed herewith

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) In the event that a claim for indemnification against liabilities arising under the Securities Act (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     (5) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement relating to the securities offered hereby, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Wavetech International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson and State of Arizona on September 30, 1998.

                                       WAVETECH INTERNATIONAL, INC.
                                       a Nevada corporation


                                       By  /s/ Gerald I. Quinn
                                           -------------------------------------
                                           Gerald I. Quinn
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, constitutes and appoints Gerald I. Quinn and Lydia M. Montoya, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-3 Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or each of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this report on Form S-3 Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dated indicated:

Signature                                Title                       Date
- ---------                                -----                       ----

/s/ Gerald I. Quinn             President, Chief Executive    September 30, 1998
- ---------------------------     Officer and Director
Gerald I. Quinn                 (Principal Executive
                                Officer)

/s/ Lydia M. Montoya            Chief Financial Officer       September 30, 1998
- ---------------------------     (Principal Financial and
Lydia M. Montoya                Accounting Officer)

/s/ Richard P. Freeman          Director                      September 30, 1998
- ---------------------------
Richard P. Freeman

/s/ John P. Clements            Director                      September 30, 1998
- ---------------------------
John P. Clements



                                      S-2